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                                                   14000 Quail Springs Parkway
                                                   Suite 600
                                                   Oklahoma City, Oklahoma
[LOGO] LOUIS DREYFUS NATURAL GAS                   73134-2600

                                                   Telephone 405 749-1300
                                                   Fax 405 749-9385
                                                   www.ldng.com


        NEWS RELEASE

        Contact: Kevin White
        Telephone: 405 749-1300
        Monday, September 10, 2001

        For Immediate Release

        DOMINION TO ACQUIRE LOUIS DREYFUS NATURAL GAS FOR $2.3 BILLION

        60-Percent Increase in Proved Reserves Supports Fast Growing Energy Trading Business

        Acquisition Expected to Be Immediately Accretive to Earnings

        Oklahoma City, Oklahoma - Dominion (NYSE: D) and Louis Dreyfus Natural Gas Corp. (NYSE: LD) today jointly announced that Dominion has agreed to acquire Louis Dreyfus Natural Gas for $2.3 billion in cash, stock and assumed debt. The acquisition will increase Dominion's natural gas reserves by 60 percent and expand its fast-growing energy trading business.

        When the purchase is completed, Dominion's E&P unit will own more than
        4.6 trillion cubic feet equivalent of proved reserves, an increase of more than 60 percent, and will produce more than 450 billion cubic feet annually, an increase of more than 40 percent. When added to Dominion's existing 22,000-megawatt electric generation portfolio, Dominion will have daily energy production capability of more than 3 trillion Btu's.

        Over the next three years, Dominion, already one of the nation's largest traders of gas and electricity, expects the acquisition of Louis Dreyfus Natural Gas to help double its energy trading and sales volumes over 2000 levels. The company expects gas trading volumes to increase from 1.2 trillion to 2.4 trillion cubic feet annually and electricity trading volumes to increase from 136 million megawatt-hours to 265 million megawatt-hours annually.

        Under terms of the agreement, unanimously approved by both companies' boards of directors, Dominion will acquire 100 percent of Louis Dreyfus Natural Gas's outstanding shares. Each Louis Dreyfus Natural Gas shareholder will receive $20.00 in cash and a fixed exchange ratio of 0.3226 shares of Dominion common stock for each share of Louis Dreyfus Natural Gas common stock. Dominion will issue to Louis Dreyfus Natural Gas shareholders approximately 14.4 million shares,

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        valued at approximately $900 million based on a closing price of
        $62.63 on September 7, 2001, and $890 million in cash. Dominion will assume about $505 million in Louis Dreyfus Natural Gas debt.

        Louis Dreyfus Natural Gas's board will recommend its shareholders vote to approve the merger with Dominion. Subsidiaries of S.A. Louis Dreyfus et cie, who as a group own and control more than 42 percent of Louis Dreyfus Natural Gas's outstanding shares, have committed by separate agreement to vote their shares in favor of the Dominion acquisition.

        Dominion reaffirmed that it expects to meet or exceed 2001 earnings guidance of about $4.15 per share or better and 2002 earnings guidance of $4.85 to $4.90 per share, on a stand-alone basis. Dominion expects the acquisition to be at least 5 cents accretive to current 2002 earnings per share expectations and more accretive in following years. A substantial portion of Louis Dreyfus Natural Gas's expected 2002 production has been hedged, Dominion said. In connection with the transaction, Louis Dreyfus Natural Gas has agreed to sell 48 billion cubic feet of natural gas to Dominion in calendar 2002 at prevailing natural gas prices in the futures market.

        The transaction is subject to approval by Louis Dreyfus Natural Gas shareholders and approval under the Hart-Scott-Rodino Act. Louis Dreyfus Natural Gas has agreed to a $70 million breakup fee. Dominion expects to close the transaction in the fourth quarter.

        Thos. E. Capps, chairman, president and chief executive officer of Dominion, said:

        "Our challenge is to keep finding and putting together the right pieces - pieces that strengthen Dominion's ability to serve our defined markets, increase earnings, and help us meet our target of compounding shareholder value at 15 percent annually over time.

        "The acquisition of Louis Dreyfus Natural Gas is a natural fit economically, strategically and geographically.

        "From an economic and strategic standpoint, quality of assets matters in the natural gas business. Louis Dreyfus Natural Gas's long-lived reserves and extensive leasehold acreage complement the quality of Dominion's existing natural gas properties. The growth it provides to our base of physical assets is consistent with our strategy of 'trading around assets' and provides an expanded physical platform to fuel our growing natural gas trading and marketing business. The transaction also provides Dominion with additional upside from the positive supply and demand fundamentals that will benefit the natural gas industry over the coming years.

        "Geographically, Louis Dreyfus Natural Gas's drilling program in the Permian Basin, Mid-Continent and Gulf Coast complements our own operations. It creates additional optionality in our asset portfolio and additional flexibility for capital allocation.


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        "The goal in acquiring Louis Dreyfus Natural Gas is to enhance our portfolio of fully integrated energy businesses, not to become a bigger E&P company. We're still comfortable with our target of a 25-percent earnings contribution over the long term from our E&P operations.

        "Simply put, Louis Dreyfus Natural Gas offers the right set of assets, at the right price, for the right reason."

        Duane C. Radtke, chief executive officer of Dominion Exploration and Production, said:

        "Louis Dreyfus Natural Gas's low-risk asset base fits very well into our long-term strategic plan. In addition to Louis Dreyfus Natural Gas's nearly 2 trillion cubic feet of proved reserves, there are 2 trillion cubic feet of low-risk, non-proved locations to drill over the next 10 years.

        "Louis Dreyfus Natural Gas's successful track record and experienced workforce are what initially attracted Dominion. They've demonstrated an impressive record of repeatable development drilling, high-impact exploration, and consistent, profitable growth. We look forward to having them join our E&P team and building on their success."

        Mark E. Monroe, president and chief executive officer of Louis Dreyfus Natural Gas, said:

        "This transaction benefits our shareholders by providing an attractive near-term return and opportunity to participate with a larger company involved in more facets of the energy business."

        Once the transaction is complete, a transition team will ensure a smooth integration of Louis Dreyfus Natural Gas operations into Dominion's exploration and production unit. Under the transaction's legal structure, Louis Dreyfus Natural Gas will be merged into Dominion's wholly owned subsidiary, Consolidated Natural Gas Co. Dominion anticipates retaining the majority of Louis Dreyfus Natural Gas's employees.

        Dominion will finance the cash portion of the transaction with a bridge loan facility, which will be replaced with proceeds from a combination of permanent debt financing and equity hybrids.

        Merrill Lynch & Co. is acting as financial advisor to Dominion. Lehman Brothers Inc. is acting as financial advisor to Louis Dreyfus Natural Gas. McGuireWoods is legal counsel to Dominion, and Crowe & Dunlevy is legal counsel to Louis Dreyfus Natural Gas.

        Dominion will host a conference call at 10:00 a.m. ET today to discuss the transaction. Domestic investors and members of the media who wish to participate should call 800-810-0924. International investors and media should call 913-981-4900. The confirmation number required to join the call is 403576. A simultaneous web cast of the call will be available on Dominion's investor web page (www.dom.com), or at www.streetfusion.com. A tape recording of the conference call will be available beginning at approximately 1:00 p.m. ET, September 10 through 11:00 p.m. ET, September 15. Domestic callers may access the recording by dialing 888-203-1112. International callers should dial

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        719-457-0820 to access the recording.  The access code for the tape-recorded replay is 403576. A replay of the conference call also will be available on Dominion's investor information home pages by the end of the day on September 10.

        Dominion is one of the nation's largest producers of energy. Its 22,000-megawatt generation portfolio is expected to grow to more than 28,000 megawatts by 2005. In addition to its existing 3 trillion cubic feet equivalent of natural gas reserves and more than 300 billion cubic feet equivalent of annual production, Dominion also owns and operates 7,600 miles of natural gas transmission pipeline with a delivery capability of 6.3 billion cubic feet per day. The company also operates the nation's largest underground natural gas storage system with more than 950 billion cubic feet of storage capacity. Dominion also serves nearly 4 million retail natural gas and electric customers in five states. Dominion is headquartered in Richmond, Va., and has more than 16,000 employees. For more information about Dominion, visit the company's web site at www.dom.com.

        Louis Dreyfus Natural Gas is one of the largest independent natural gas companies engaged in the acquisition, development, exploration, production and marketing of natural gas and crude oil in the United States. Louis Dreyfus Natural Gas is headquartered in Oklahoma City, Okla., and has about 400 employees. For more information about Louis Dreyfus Natural Gas, visit the company's web site at www.ldng.com.

        Investors and security holders are advised to read the proxy statement/prospectus that will be included in the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the proposed transaction because it will contain important information. The proxy statement/prospectus will be filed with the SEC by Dominion and Louis Dreyfus Natural Gas. Investors and security holders may obtain a free copy of the proxy statement/prospectus (when available) and other documents filed by Dominion and Louis Dreyfus Natural Gas with the SEC at the SEC's web site at www.sec.gov. The proxy statement/prospectus and such other documents (relating to Dominion) may also be obtained for free from Dominion by directing such requests to Dominion, 120 Tredegar Street, Richmond, VA 23219. The proxy statement/prospectus and such other documents (relating to Louis Dreyfus Natural Gas) may also be obtained for free from Louis Dreyfus Natural Gas by directing such requests to Louis Dreyfus Natural Gas, 14000 Quail Springs Parkway, Suite 600, Oklahoma City, OK 73134.

        Louis Dreyfus Natural Gas, its directors, executive officers and certain members of management and employees may be considered "participants in the solicitation" of proxies from Louis Dreyfus Natural Gas's shareholders in connection with the transaction. Information regarding such persons and a description of their interests in the transaction are contained in Louis Dreyfus Natural Gas's Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement/prospectus when it becomes available.

        This release contains forward-looking statements that are subject to various risks and uncertainties. Discussion of factors that could cause actual results to differ materially from management's

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        projections, forecasts, estimates and expectations may include factors that are beyond the company's ability to control or estimate precisely, such as estimates of future market conditions, estimates of proved and unproved reserves and the behavior of other market participants. Other factors include, but are not limited to, weather conditions, economic conditions in the company's service area, fluctuations in energy-related commodity prices, risks associated with successfully executing the telecommunications business plan and other uncertainties. Other risk factors are detailed from time to time in the company's Securities & Exchange Commission filings.


                                          # # #

        CONTACTS:

        Dominion
        Media:         Mark Lazenby           804-819-2042
                       Hunter Applewhite      804-819-2043

        Analysts:      Tom Wohlfarth          804-819-2150
                       Suzette Mata           804-819-2154
                       Joe O'Hare             804-819-2156

        Louis Dreyfus Natural Gas
                       Kevin R. White         405-749-5202